John F. Splain, Esq.
                         135 Merchant Street, Suite 230
                             Cincinnati, Ohio 45246
                                 (513) 587-3400

February 14, 2003

Schwartz Investment Trust
3707 W. Maple Road
Bloomfield Hills, Michigan 48301

Gentlemen:

You have requested my opinion in connection with the registration by Schwartz Investment Trust, an Ohio business trust (the "Trust"), of an indefinite number of shares of beneficial interest (the "Shares") of two separate series, the Ave Maria Bond Fund and Ave Maria Growth Fund, authorized by the Trust's Declaration of Trust, to be filed with the Securities and Exchange Commission as an exhibit to the Trust's registration statement on Form N-1A (File Nos. 33-51626 and 811-07148), as amended (the "Registration Statement"), under the Securities Act of 1933 and the Investment Company Act of 1940.

I have examined and relied upon originals or copies, certified or otherwise identified to my satisfaction, of such records, agreements, documents and other instruments and certificates or comparable documents of public officials and of officers and representatives of the Trust, and I have made such inquiries of the officers and representatives of the Trust, as I have deemed relevant and necessary as the basis for the opinion hereinafter set forth.

In such examination, I have assumed, without independent verification, the genuineness of all signatures (whether original or photostatic) and the authenticity of all documents submitted to me as originals and the conformity to authentic original documents of all documents submitted to me as certified or photostatic copies. As to all questions of fact material to such opinion, I have relied upon the certificates referred to hereinabove. I have assumed, without independent verification, the accuracy of the relevant facts stated therein.

This letter expresses by opinion as to the provisions of the Trust's Declaration of Trust and the laws of the State of Ohio applying to business trusts generally, but does not extend to federal securities or other laws or the laws of jurisdictions outside the State of Ohio.

Based on the foregoing, and subject to the qualifications set forth herein, I am of the opinion that the Shares have been duly and validly authorized, and, when issued and delivered as described in the Registration Statement, will be fully paid and nonassessable by the Trust.


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I hereby consent to the filing of this opinion as an exhibit to the Registration
Statement. In giving such consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the Securities and Exchange Commission promulgated thereunder.


Very truly yours,

/s/ John F. Splain
-------------------------

John F. Splain
Counsel